EXHIBIT 10
                      SECOND AMENDMENT TO CREDIT AGREEMENT

                  This Amendment, dated as of December 31, 2000, is made by and among INNOVEX, INC., a Minnesota corporation (the "Borrower"), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the "Banks" and individually each called a "Bank"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, formerly known as Norwest Bank Minnesota, National Association, a national banking association, in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the "Agent").

                                    Recitals
                                    --------

                  A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of September 15, 1999 and a First Amendment to Credit Agreement dated as of June 29, 2000 (as amended or restated from time to time, the "Credit Agreement").


                  B. The Borrower has requested that the Banks and the Agent, among other things, amend certain financial covenants of the Credit Agreement and provide other accommodations.


                  C. The Borrower has represented to the Banks that it is undertaking an effort to secure additional financing from foreign financial institutions. The Borrower has further represented it intends to offer, as collateral for this financing, its real and personal property assets located in the country of Thailand. Among other things, this Amendment provides for a Revolving Facility with a Borrowing Base which includes foreign Accounts and Inventory. The Banks agree to negotiate in good faith with the Borrower to facilitate the Borrower's securing the foreign financing. By this Amendment, the Banks are not agreeing to any specific proposals, terms or conditions regarding the foreign financing.


                  D. The Banks and the Agent are willing to grant the Borrower's requests subject to the terms and conditions set forth below.

                                    Agreement
                                    ---------

                  ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:


                  1. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

                  2. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions or restating the existing definition, as the case may be, in the appropriate alphabetical location:

                  "Accounts" has the meaning given in the Security Agreement.

                  "Borrowing Base" means, at any time and subject to change from time to time in the Banks' reasonable discretion, the lesser of:

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                  (a)      the Revolving Commitment Amount or

                  (b)      the sum of:

                           (i)      80% of Eligible Accounts, plus

                           (ii)     70% of Eligible Foreign Accounts, plus

                           (iii)    50% of Eligible Inventory.

                  "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A.

                  "Eligible Accounts" means all unpaid Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd., net of any credits, except the following shall not in any event be deemed Eligible Accounts:
                  (i) That portion of Accounts unpaid 90 days or more after the invoice date;
                  (ii)     That portion of Accounts that is disputed or subject
                           to a claim of offset or a contra account;
                  (iii)    That portion of Accounts not yet earned by the final
                           delivery of goods or rendition of services, as applicable, by the Borrower to the customer;
                  (iv) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Banks that (A) the Banks have a first priority perfected security interest and (B) such Accounts may be enforced by the Banks directly against such unit of government under all applicable laws);
                  (v) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Banks as beneficiary or assigned to the Banks, in the Agent's possession and acceptable to the Banks in all respects, in their sole discretion, (B) covered by a foreign receivables insurance policy acceptable to the Banks in their sole discretion;
                  (vi) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
                  (vii) Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;
                  (viii) Accounts not subject to a duly perfected security interest in the Banks' favor or which are subject to any lien, security interest or claim in favor of any Person other than the Banks including without limitation any payment or performance bond;
                  (ix) That portion of Accounts that has been restructured, extended, amended or modified;
                  (x) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
                  (xi) That portion of Accounts owed by any one Account debtor that would cause the total of such Account debtor's Accounts to exceed 25% of the total Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd., excepting Accounts owed by Seagate Technology, Inc. and its Subsidiaries and Affiliates which may constitute up to 65% of the total Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd.;


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                  (xii)    Accounts owed by an account debtor, regardless of
                           whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii)or (ix) above; and
                  (xiii) Accounts, or portions thereof, otherwise deemed ineligible by the Banks in their reasonable discretion.

         "Eligible Foreign Accounts" means Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd., due and owing by an Account debtor located outside the United States; but excluding any Accounts having the following characteristics:

                  (i) (A) That portion of Accounts (other than dated Accounts) unpaid 90 days or more after the invoice date, (B) that portion of dated Accounts unpaid more than 60 days after the stated due date, and (C) that portion of Accounts that do not provide for payment in full within 180 days after the shipment date;
                  (ii)     That portion of Accounts that is disputed or subject
                           to a claim of offset or a contra account;
                  (iii)    That portion of Accounts not yet earned by the final
                           delivery of goods or rendition of services, as applicable, by the Borrower to the customer;
                  (iv)     Accounts owed by any unit of government;
                  (v) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy or similar proceedings or has gone out of business;
                  (vi) Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;
                  (vii) Accounts of the Borrower, Innovex Precision Components, Inc. and Innovex Southwest, Inc. (but not Innovex Thailand, Ltd.) not subject to a duly perfected security interest in the Banks' favor or Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd. which are subject to any lien, security interest or claim in favor of any Person other than the Banks including without limitation any payment or performance bond;
                  (viii) That portion of Accounts that has been restructured, extended, amended or modified;
                  (ix) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
                  (x) That portion of Accounts owed by any one Account debtor that would cause the total of such Account debtor's Accounts to exceed 25% of the total Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd., excepting Accounts owed by Seagate Technology, Inc. and its Subsidiaries and Affiliates which may constitute up to 65% of the total Accounts of the Borrower, Innovex Precision Components, Inc., Innovex Southwest, Inc. and Innovex Thailand, Ltd.;
                  (xi) Accounts denominated in any currency other than United States dollars, Canadian dollars, French francs, Swiss francs, German marks, Japanese yen, United Kingdom pounds sterling or Thai Baht;
                  (xii) Accounts owed by debtors located in countries not acceptable to the Banks in their reasonable discretion;
                  (xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (viii) above; and
                  (xiv) Accounts otherwise deemed unacceptable to the Banks in their reasonable discretion.

         "Eligible Inventory" means all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:

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                  (i)      Inventory that is: in-transit; located at any
                           warehouse, job site or other premises not approved by the Banks in writing; located outside of the states, or localities, as applicable, in which the Banks have filed financing statements to perfect a first priority security interest in such Inventory (except Inventory located on premises owned or controlled by the Borrower, a Subsidiary or an Affiliate in Thailand, which Inventory shall be deemed Eligible Inventory); covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Banks;
                  (ii)     Supplies, packaging, parts or sample Inventory;
                  (iii)    Work-in-process Inventory;
                  (iv) Inventory that is damaged, obsolete, slow moving or not currently saleable in the normal course of the Borrower's operations;
                  (v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;
                  (vi)     Inventory that is perishable or live;
                  (vii) Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Banks to exercise their rights and remedies against such Inventory;
                  (viii)   Inventory classified as "deferred product variance";
                  (ix) Inventory that is subject to a security interest in favor of any Person other than the Banks; and
                  (x) Inventory otherwise deemed ineligible by the Banks in their reasonable discretion.

                  "Innovex Mortgage" means the Combination Mortgage, Security Agreement and Fixture Financing Statement, together with the Assignment of Rents and Leases, each dated as of December 31, 2000, by and among the Borrower and the Banks and the Agent, covering certain real property and fixtures owned by the Borrower and located in the City of Litchfield, State of Minnesota, as more fully described therein.

                  "Inventory" has the meaning given in the Security Agreement.

                  "Margin" means, with respect to computation of the applicable interest rate on Fundings under a Facility, without regard to the Borrower's Leverage Ratio and status, commencing January 1, 2001, for Floating Rate Advances One and one-half percent (1.5%) and for Eurodollar Rate Advances Three and one-quarter percent (3.25%).

                  "Mortgages" means the Innovex Mortgage and the Precision Mortgage.

                  "Precision Mortgage" mean the Combination Mortgage, Security Agreement and Fixture Financing Statement, together with the Assignment of Rents and Leases, each dated as of December 31, 2000, by and among Innovex Precision Components and the Banks and the Agent, covering certain real property and fixtures owned by Innovex Precision Components and located in the City of Maple Plain, State of Minnesota, as more fully described therein.

                  "Security Documents" means the Security Agreement, the Mortgages, the Stock Pledge Agreement(s) and the Guarantor Security Documents, all as amended from time to time, and each and every additional agreement entered into by the Borrower and/or any Guarantor for the benefit of the Banks to secure payment of the Obligations.

                  "Second Amendment" means the Second Amendment to Credit Agreement, dated as of December 31, 2000, by and among the Borrower, the Banks and the Agent.

                  "Stock Pledge Agreement" means each and all of the Stock Pledge Agreements dated as of December 31, 2000, by and among the Borrower and certain of its Subsidiaries, the Banks and the Agent, as well as any additional Stock Pledge Agreements which the Banks, in their sole discretion, require the Borrower or its Subsidiaries to execute and deliver, together with all certificates or instruments evidencing the Subsidiary Stock.

                  "Subsidiary Stock" has the meaning set forth in Section 7 of this Second Amendment.

                  3. Section 2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

                        "Section 2.1. Commitment as to Revolving Facility. Each Bank hereby agrees, on the terms and subject to the conditions herein set forth, to make Revolving Advances to the Borrower from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Bank's Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Facility; provided, however, that (a) the Revolving Facility Outstanding Amount shall at no time exceed the Borrowing Base and (b) no Bank's Percentage of the Revolving Facility Outstanding Amount shall at any time exceed such Bank's Revolving Commitment. In the event, and whenever, the Revolving Facility Outstanding Amount exceeds the Borrowing Base, the Borrower shall pay the difference to the Banks (in amounts equal to each Bank's Percentage) within one (1) Business Day. Within the above limits, the Borrower may obtain Revolving Advances, shall prepay Revolving Advances in accordance with the terms hereof and may reborrow Revolving Advances in accordance with the applicable terms and conditions of this Article II."


         4. The parties agree that the Borrower shall no longer be entitled to request Eurodollar Advances under the Revolving Facility. From and after the date of this Amendment, each Borrowing under the Revolving Facility shall be funded by the Banks as Floating Rate Advances. All Eurodollar Funding under the Revolving Facility existing at December 31, 2000 shall automatically convert to Floating Rate Funding at the expiration of the applicable Interest Period as provided in Section 2.5 of the Credit Agreement. The references in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.9, 2.10, 2.14, 2.17, 2.18, 2.19 and 2.20 to Eurodollar Advances,
         Eurodollar Funding and Eurodollar Rate, as the case may be, shall be effective only as to the Eurodollar Funding outstanding under the Revolving Facility at December 31, 2000 and to Eurodollar Funding under the Term Facility.

         5. To further secure the Obligations, the Borrower shall grant to the Banks a mortgage on its real property located in the City of Litchfield in the principal amount of $11,500,000.00, and cause Innovex Precision Components to execute and deliver a mortgage to the Banks on its real property located in the City of Maple Plain in the same principal amount as additional security. The Borrower shall pay all costs associated with the Mortgages, including but not limited to all recording fees, taxes, attorneys' fees and title insurance premiums.

         6. The Borrower has filed a tax return with the Internal Revenue Service seeking a refund in the approximate amount of $3,600,000.00 (the "Tax Refund"). The Borrower hereby assigns all of its rights to receive the Tax Refund to the Banks and agrees to execute and deliver such documents and instruments as the Agent may require to give notice of, and perfect, such assignment with the Internal Revenue Service and the United States Treasury, including but not limited to IRS Form 8302. The Tax Refund shall be applied to pay down the Revolving Facility, but such pay down shall not reduce the Revolving Commitment Amount.

         7. The Borrower has various operating Subsidiaries in which it owns or controls a majority of the outstanding equity, membership interests or shares of capital stock, located both within and outside of the United States and which, in turn, own or control a majority of the outstanding equity, membership interests or shares of capital stock of additional Subsidiaries, located outside of the United States (collectively, the "Subsidiary Stock"). To further secure the Obligations, the Borrower agrees to pledge, or cause its Subsidiaries to pledge, as the case may be, the Subsidiary Stock to the Banks. The Borrower and the appropriate Subsidiaries shall promptly execute and deliver a Stock Pledge Agreement with respect to each such Subsidiary to the Agent, together with all certificates or instruments evidencing the Subsidiary Stock. To the extent an operating Subsidiary is the holder of Subsidiary Stock and is not a Guarantor, such Subsidiary shall promptly execute and deliver to the Agent a Guaranty in the same form and substance as the Guaranties previously given to the Banks by the Guarantors.

         8. The requirement of Section 5.9 regarding the Borrower's Minimum Interest Coverage Ratio as of December 31, 2000 is waived by Banks, provided, however, that such Minimum Interest Coverage Ratio is not less than 0.75 to 1.00 as of December 31, 2000. Such waiver is limited to the December 31, 2000 Covenant Computation Date and shall be ineffective if the Minimum Interest Coverage Ratio is less than 0.75 to 1.00.

         9. The requirement of Section 5.12 regarding the Borrower's profitability is waived by the Banks for the fiscal quarter ending December 31, 2000, but only for such quarter.

         10. Section 3.2 of the Credit Agreement is hereby amended by striking the word "and" at the end of Section 3.2(a), replacing the period (".") at the end of Section 3.2(b) with a semi-colon (";") and adding the following subsections:

                  "(c) the Agent shall have received, in form and substance satisfactory to the Agent, the Second Amendment, the Mortgages, Stock Pledge Agreements and any documents or instruments requested by the Agent with respect to the Tax Refund; and

                  (d) a current Borrowing Base Certificate evidencing an ability to borrow under the terms of Section 2.1 of this Credit Agreement."

         11. Section 5.1 of the Credit Agreement is hereby amended by striking the word "and" at the end of Section 5.1(j), replacing the period (".") at the end of Section 5.1(k) with a semi-colon (";") and adding the following subsection:

                  "(l) within ten (10) Business Days after the end of each month, a Borrowing Base Certificate dated as of the last business day of such prior month, fully completed and certified by the Chief Financial Officer of the Borrower."

         12. On or before January 30, 2001, the Borrower shall retain a business consultant acceptable to the Banks to review the Borrower's business plan for fiscal year 2001. The business consultant shall prepare and deliver a written evaluation of the business plan to the Borrower and the Banks by no later than February 28, 2001. Notwithstanding any confidentiality agreement to which the business consultant may be bound with respect to the Borrower, the Borrower consents to the delivery of any and all information and opinions arising from or related to such review by the business consultant to the Banks.

         13. This Amendment shall not be or become effective unless and until the Agent shall have received each of the following items in form and substance acceptable to the Agent:

                  (a) This Amendment, duly executed by the Agent, the Banks and the Borrower, and duly acknowledged by the Guarantors;

                  (b) A certified copy of the resolutions of the Board of Directors of the Borrower evidencing that the officers of the Borrower have authority to enter into this Amendment and the transactions contemplated by this Amendment (which resolutions may, at the option of the

         Agent, be in the form of ratifying resolutions and be delivered to the Agent following the effectiveness of this Amendment);

                  (c) An opinion of counsel to the Borrower and the Guarantors in form and content acceptable to the Agent;

                  (d) Payment of all legal fees incurred by the Agent through the date of this Amendment; and

                  (e) Such other items as the Agent may require.

         14. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in all other respects in full force and effect.

         15. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         16. The Borrower and each Guarantor, by signing its respective Acknowledgment and Agreement set forth below, each hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (the "Released Parties"), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

         17. The execution of this Amendment shall not be deemed to be a waiver of any Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

         18. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

                  (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment, and the Credit Agreement, as amended by this Amendment, and the other Loan Documents executed on behalf of the Borrower have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

                  (b) The execution, delivery and performance by the Borrower of the Credit Agreement, as amended by this Amendment, and the other Loan Documents executed on behalf of the Borrower have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or By-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
         Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         19. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                 INNOVEX, INC.


                                                 By
                                                 Its


                                                     WELLSFARGO BANK MINNESOTA,
                                                          NATIONAL ASSOCIATION,
                                                          formerly known as
                                                          Norwest Bank
                                                          Minnesota, National
                                                          Association, as Bank
                                                          and as Agent


                                                 By
                                                 Its


                                                 U.S. BANK NATIONAL ASSOCIATION,
                                                     as Bank


                                                 By
                                                 Its

                  ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

                  The undersigned, each a guarantor of all debts, liabilities and other obligations of Innovex, Inc., a Minnesota corporation (the "Borrower") to the Banks (as defined in the foregoing Amendment) and the Agent (as defined in the foregoing Amendment) under the Credit Agreement (as defined in the foregoing Amendment) and related Loan Documents (as defined in the foregoing Amendment) pursuant to a separate Guaranty each dated as of September 15, 1999 (each, a "Guaranty") secured by a separate Security Agreement each dated as of September 15, 1999 (each, a "Guarantor Security Agreement"), hereby (a) acknowledges receipt of the foregoing Amendment; (b) consents to the terms of the foregoing Amendment (including, without limitation, the release set forth in paragraph 26 of the foregoing Amendment) and execution of the foregoing Amendment by the Borrower; (c) reaffirms its obligations to the Agent and the Banks pursuant to the terms of its Guaranty, its Guarantor Security Agreement and any other Loan Documents to which it is a party; and (d) acknowledges that the Agent and the Banks may amend, restate, extend, renew, or otherwise modify the Credit Agreement or any other Loan Document or any indebtedness or agreement of the Borrower in favor of the Agent and/or the Banks, or enter into any agreement or extend additional or other credit accommodations to the Borrower, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty, its Guarantor Security Agreement and any other Loan Documents to which it is a party.


                                              INNOVEX PRECISION COMPONENTS, INC.


                                              By
                                              Its


                                              INNOVEX SOUTHWEST, INC.


                                              By
                                              Its









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